UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 31, 2007

Echo Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	000-23017	41-1649949
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

10 Forge Parkway		02038
Franklin, Massachusetts
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (508) 553-8850
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
          On July 28, 2003, the Registrant and Bayer Diagnostics Division of Bayer Healthcare LLC (“Bayer”) executed a definitive license agreement (the “License Agreement”) pursuant to which the Registrant granted to Bayer an exclusive worldwide right and license to certain patent rights and know how of the Registrant’s relating to the determination of glucose concentration in the body fluid which is obtained using ultrasonic techniques. On December 14, 2005, the parties amended the license agreement (the “Amendment”), pursuant to which the Registrant re-acquired the co-exclusive rights to make, have made through the Registrant, use, import and sell any licensed product that is used for the determination of glucose concentration in body fluid which is obtained using ultrasonic techniques in the worldwide hospital intensive care unit market (the “ICU Market”). The Amendment further granted Bayer a right of first refusal to market the Registrant’s hospital ICU products (the “Right of First Refusal”). The Amendment provided that upon Bayer’s completion of the first phase of its development of a continuous glucose monitoring system, Bayer shall pay a $2.0 million milestone payment to the Registrant on or before December 31, 2007, otherwise Bayer’s exclusive license rights outside of the ICU Market under the License Agreement and Amendment will become co-exclusive and Bayer’s Right of First Refusal will terminate.
          The Registrant currently does not intend to utilize and is of the understanding that Bayer does not presently intend to utilize the Registrant’s ultrasonic techniques for glucose concentration monitoring devices outside of the ICU Market. As such, Bayer did not pay the $2.0 million milestone payment to the Registrant on or before December 31, 2007 in order to maintain its exclusive license rights outside of the ICU Market and Right of First Refusal under the License Agreement and Amendment. As of December 31, 2007, Bayer’s exclusive license rights under the License Agreement and Amendment became co-exclusive and Bayer’s Right of First Refusal terminated.
          The License Agreement and the Amendment are described in further detail in the Registrant’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 30, 2003 and December 15, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHO THERAPEUTICS, INC.

Dated: January 4, 2008
	By:	/s/ Harry G. Mitchell
Harry G. Mitchell
Chief Operating Officer and
Chief Financial Officer